Exhibit 4.4

SUPPLEMENTAL INDENTURE
(to Indenture dated as of February 3, 1999,
as supplemented by the Officers’ Certificate dated as of May 19, 2003, the Supplemental Indenture dated as of December 17, 2004,
and the Successor Supplemental Indenture dated as of April 20, 2007)

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 4, 2007, by and among Centro NP LLC (formerly Super IntermediateCo LLC), a Maryland limited liability company (the “Company”) (as successor to New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”)), New Plan Realty Trust, LLC, a Delaware limited liability company (as successor to New Plan Realty Trust, a Massachusetts business trust (“NPRT”)), as guarantor (the “Guarantor”), and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company), as trustee under the Indenture referred to below (the “Trustee”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, New Plan and the Guarantor (as successor to NPRT) heretofore executed and delivered to the Trustee an indenture, dated as of February 3, 1999 (the “Base Indenture”), providing for the issuance of senior debt securities;

WHEREAS, New Plan heretofore executed an Officers’ Certificate, dated as of May 19, 2003, pursuant to Sections 301 and 303 of the Base Indenture (the “Officers’ Certificate”) and a Supplemental Indenture dated as of December 17, 2004 (the “First Supplemental Indenture”, and, together with the Base Indenture, the Officers’ Certificate, the Successor Supplemental Indenture (as defined below), and all amendments and supplements thereto, the “Indenture”), pursuant to which New Plan has issued $115,000,000 aggregate principal amount of 3.75% Senior Convertible Notes due 2023 (the “Convertible Notes”);

WHEREAS, on April 20, 2007, pursuant to an Agreement and Plan of Merger, dated as of February 27, 2007, by and among New Plan, Excel Realty Partners, L.P., a Delaware limited partnership, the Company, Super MergerSub Inc., a Maryland corporation (“MergerSub”), and Super DownREIT MergerSub LLC, a Delaware limited liability company, MergerSub was merged with and into New Plan, with New Plan surviving (the “Merger”), and, as of the effective time of the Merger, all outstanding shares of common stock of New Plan (other than shares owned by New Plan or any subsidiary of New Plan or by MergerSub) were converted into, and canceled in exchange for, the right to receive $33.15 in cash per share;

WHEREAS, also on April 20, 2007, following the effective time of the Merger, New Plan transferred all of its assets to, and all of its liabilities were assumed by, the Company pursuant to an Assignment and Assumption Agreement, dated as of April 20, 2007, between the Company and New Plan (the “Conveyance of Assets”);

WHEREAS, also on April 20, 2007, following the effective time of the Conveyance of Assets, the Company and the Trustee executed a Successor Supplemental Indenture, dated as of April 20, 2007 (the “Successor Supplemental Indenture”), pursuant to which the Company expressly assumed all of the obligations of New Plan on all of the Convertible Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by New Plan;

WHEREAS, Section 4.12(i)(vi) of the Officers’ Certificate provides that in the event of a merger of New Plan with another corporation as a result of which holders of Common Stock shall be entitled to receive other property or assets (including cash) with respect to or in exchange for such Common Stock, then New Plan or the successor corporation, as the case may be, shall execute with the Trustee a supplemental indenture or otherwise amend the terms of the Convertible Notes to provide that each Note shall be convertible into the kind and amount of property or assets (including cash) that the Holder of the Convertible Notes would have received upon such merger if such Holder had converted such Convertible Notes into the number of shares of Common Stock issuable upon conversion of such Convertible Note immediately prior to such merger;

WHEREAS, in accordance with Section 4.12(i)(vi) of the Officers’ Certificate, the Company desires to enter into this Supplemental Indenture to provide that the Convertible Notes are now convertible into cash in an amount per share of the Conversion Rate equal to the Merger Consideration;

WHEREAS, the Company has been authorized by resolutions of its Managing Member to enter into this Supplemental Indenture, and has previously delivered to the Trustee a certified copy of those resolutions;

WHEREAS, pursuant to Section 901(1) of the Indenture, without the consent of any Holders of Securities, the Company and the Trustee may enter into this Supplemental Indenture to evidence the succession of the Company to New Plan and the assumption by the Company of the covenants of New Plan in the Indenture and in the Convertible Notes; and

WHEREAS, the Company has previously delivered to the Trustee an Officers’ Certificate specified in Section 102, and the Opinion of Counsel specified in Section 102 and Section 903, of the Indenture.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Guarantor and the Trustee covenants and agrees for the equal and ratable benefit of the Holders of the Convertible Notes as follows:

1.                                       Amendment of Article III.  The Indenture is hereby amended by adding the following definitions to Article III of the Officers’ Certificate in alphabetical order and, in the case of the definition of “Company” replacing such definition with the definition of “Company” set forth below:

“Company” means Super IntermediateCo LLC, a Maryland limited liability company, and any successor thereto.

“Effective Date” means April 20, 2007, the effective date of the merger of New Plan into MergerSub, with New Plan surviving, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 27, 2007, as it may be amended or supplemented, by and among New Plan, Excel Realty Trust, L.P., the Company, MergerSub and Super DownREIT MergerSub LLC.

“Merger Consideration” means $33.15 in cash

“MergerSub” means Super MergerSub Inc., a Maryland corporation.

“New Plan” means New Plan Excel Realty Trust, Inc., a Maryland corporation.

2.                                       Amendment of Section 4.12(d).  The Indenture is hereby amended by deleting Section 4.12(d) of the Officers’ Certificate in its entirety and replacing it with the following:

(d)  Settlement of Conversion Obligations.  The Company shall satisfy all of its Conversion Obligation on and after the Effective Date in cash in an amount equal to the product of (i) the aggregate principal amount of Convertible Notes to be converted divided by 1,000, multiplied by (ii) the applicable Conversion Rate, multiplied by (iii) the dollar amount of the Merger Consideration.  The Company shall pay the applicable cash amount in satisfaction of its Conversion Obligation no later than the next Business Day after the date that the Company receives the notice of conversion with respect to such Convertible Notes.

3.                                       No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder, member or agent of the Company or New Plan, as such, shall have any liability for any obligations of the Company or New Plan under the Convertible Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Convertible Notes by accepting a Convertible Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Convertible Notes.

4.                                       Notices, etc. to the Company.  Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Company by the Trustee or by any Holder shall be sufficient for every purpose under the Indenture (unless otherwise expressly therein provided) if in writing and mailed, first class postage prepaid to the Company addressed to it at c/o Centro Watt, 580 W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462, Attention:  General Counsel, or at any other address previously furnished to the Trustee by the Company.

5.                                       GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND PERFORMED IN SAID STATE.

6.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.                                       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.                                       Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CENTRO NP LLC, a Maryland limited liability company

By:	/s/ John Hutchinson
	Name:	John Hutchinson
	Title:	Secretary

NEW PLAN REALTY TRUST, LLC a Delaware limited liability company

By:	/s/ Andrew Scott
	Name:	Andrew Scott
	Title:	President

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Thomas Tabor
Authorized Signatory